Exhibit 99.1

Prothena Reports Second Quarter 2014 Financial Results and R&D Progress

•
Completion of successful public equity offering netting $102.5 million and net cash provided by operating activities of $6.2 million in second quarter 2014 contributed to strengthen cash position to $303.9 million

•	Promising interim results of ongoing Phase 1 study of NEOD001 in patients with AL amyloidosis and persistent organ dysfunction presented at International Symposium on Amyloidosis (ISA)

•	Successful first dosing in Phase 1 single and multiple ascending dose studies of PRX002 in healthy subjects and patients with Parkinson’s disease, respectively

DUBLIN, Ireland - August 4, 2014 - Prothena Corporation plc (NASDAQ:PRTA), a clinical stage biotechnology company focused on the discovery, development and commercialization of novel antibodies for the potential treatment of diseases that involve protein misfolding or cell adhesion, today reported financial results for the second quarter and six months ended June 30, 2014 and provided an update on its lead programs.

Prothena reported net income of $1.3 million and $19.1 million for the second quarter and first six months of 2014, respectively, as compared to a net loss of $11.3 million and $20.3 million for the second quarter and first six months of 2013, respectively. Net income per share for the second quarter and first six months of 2014 was $0.06 and $0.83 on a diluted basis, respectively, as compared to a net loss per share of $0.64 and $1.15 for the second quarter and first six months of 2013, respectively.

As of June 30, 2014, Prothena had $303.9 million in cash and cash equivalents and no outstanding debt. In June 2014, Prothena raised net proceeds of $102.5 million through a public offering of 4,750,000 ordinary shares (included in the cash balance reported as of June 30, 2014). In July 2014, Prothena raised an additional $14.9 million (not included in the June 30, 2014 cash balance) through the sale of 712,500 ordinary shares when the underwriters exercised their option in full to purchase additional shares, bringing aggregate net proceeds of the public offering to $117.4 million. These amounts should be read in connection with “Second Quarter and First Six Months of 2014 Financial Results and Guidance” below.

“Building on the promising interim cardiac biomarker responses and the favorable safety and tolerability profile presented at ISA from the ongoing Phase 1 study of NEOD001 in patients with AL amyloidosis, we are working closely with appropriate regulatory authorities to determine the optimal endpoints for the Phase 2/3 study, which we expect to initiate in the fourth quarter of this year,” said Dale Schenk, PhD, President and Chief Executive Officer of Prothena. “In addition, together with Roche, we announced the successful initial dosing in both single and multiple ascending dose clinical trials of PRX002 in healthy subjects and patients with Parkinson’s disease, respectively, to investigate the safety, tolerability, pharmacokinetics and pharmacodynamic properties of this novel antibody.”

“Importantly, we completed a successful public offering, netting $117.4 million, which further strengthened our balance sheet and allows us to advance each of our three lead programs to mid-to-late stages of development.”

Second Quarter 2014 and Recent Highlights

•
Presented interim data demonstrating safety, tolerability and encouraging cardiac biomarker responses from the ongoing Phase 1 study of NEOD001 in patients with AL amyloidosis and persistent organ dysfunction at ISA

•	Together with Roche, advanced PRX002 into Phase 1 studies:

•	Single ascending dose study in healthy subjects in April 2014 and received $15 million milestone payment from Roche in May 2014; and

•	Multiple ascending dose study in patients with Parkinson’s disease in July 2014

•	Continued to bolster leadership team with the appointment of Bill Homan as Chief Legal Officer

•	Raised aggregate net proceeds of $117.4 million through the issuance of 5,462,500 ordinary shares in the recent public offering in June and July 2014

Research and Development Pipeline Highlights

Prothena's research and development pipeline includes three lead therapeutic antibody programs that the Company plans to continue to advance in the second half of 2014.

NEOD001 is a monoclonal antibody targeting AL and AA amyloid for the potential treatment of systemic amyloidosis.

•	Presented encouraging NT-proBNP responses from ongoing Phase 1 study at ISA in April 2014

•	Expect additional data from the ongoing Phase 1 clinical trial of NEOD001 to be shared later in 2014

•	Initiation of Phase 2/3 clinical trial in patients with AL amyloidosis who have cardiac involvement, planned for the fourth quarter of 2014

PRX002 is a monoclonal antibody targeting α-synuclein for the potential treatment of Parkinson's disease and other related synucleinopathies, and is the primary focus of Prothena's worldwide collaboration with Roche.

•	Successful first dosing in Phase 1 single ascending dose clinical study in healthy subjects in April 2014 and received $15 million clinical milestone from Roche in May 2014

•	Successful first dosing in Phase 1 multiple ascending dose clinical study in patients with Parkinson’s disease

PRX003 is a monoclonal antibody targeting MCAM (melanoma cell adhesion molecule) for the potential treatment of inflammatory diseases and cancers.

•	Communication of initial indication(s) planned for the fourth quarter of 2014

•	Continue to conduct Investigational New Drug (IND) enabling toxicology studies and preparative CMC activities during the second half of 2014

•	Initiation of Phase 1 clinical trial(s) planned for 2015

Second Quarter and First Six Months of 2014 Financial Results and Guidance

Prothena reported net income of $1.3 million and $19.1 million for the second quarter and first six months of 2014, respectively, as compared to a net loss of $11.3 million and $20.3 million for the second quarter and first six months of 2013, respectively. Net income per share for the second quarter and first six months of 2014 was $0.06 and $0.83, respectively, on a diluted basis as compared to a net loss per share of $0.64 and $1.15 for the second quarter and first six months of 2013, respectively.

Prothena reported total revenue of $15.1 million and $47.4 million in the second quarter and first six months of 2014, respectively, as compared to total revenue of $0.2 million and $0.3 million for the second quarter and first six months of 2013, respectively. The increase was primarily due to $15.0 million and $47.1 million in collaboration revenue recognized in relation to the PRX002 collaboration with Roche in the second quarter and first six months of 2014, respectively.

Research and development (R&D) expenses totaled $8.6 million and $18.0 million for the second quarter and first six months of 2014, respectively, as compared to $8.1 million and $14.1 million for the second quarter and first six months of 2013, respectively. The increase in R&D expenses was primarily due to increased external expenses related to clinical trials and product manufacturing and higher personnel costs. R&D expenses included non-cash share-based compensation expense of $0.6 million and $1.0 million for the second quarter and first six months of 2014, respectively, as compared to $0.2 million and $0.3 million of the second quarter and first six months of 2013, respectively.

General and administrative (G&A) expenses totaled $4.9 million and $9.8 million for the second quarter and first six months of 2014, respectively, as compared to $3.2 million and $6.4 million for second quarter and first six months of 2013, respectively. The increase in G&A expenses was primarily due to increases in personnel costs, and higher external legal and consulting expenses. G&A expenses included non-cash share-based compensation expense of $0.9 million and $1.7 million for the second quarter and first six months of 2014, respectively, as compared to $0.5 million and $0.8 million for the second quarter and first six months of 2013, respectively.

Total non-cash share-based compensation expense for the second quarter and first six months of 2014 was $1.4 million and $2.8 million, respectively, as compared to $0.7 million and $1.1 million for the second quarter and first six months of 2013, respectively.

As of June 30, 2014, Prothena had $303.9 million in cash and cash equivalents and no outstanding debt. As of July 25, 2014, Prothena had 27,375,937 ordinary shares outstanding.

The Company continues to expect a net cash burn from operating activities of $7 to $12 million for 2014, and now expects to end the year with approximately $285 million in cash (mid-point). The estimated 2014 net cash burn from operating activities is primarily driven by an estimated net loss of $13 to $18 million, which includes an estimated $6 million of non-cash share-based compensation expense.

Upcoming Investor Conference

Members of the management team will attend the following upcoming investor conferences:

•	Wedbush Securities Life Sciences Management Access Conference on Tuesday, August 12, 2014 at 10:55 am EDT at Le Parker Meridien in New York, NY

▪	JMP Securities Biotech Day on Friday, September 5, 2014 at The Langham Hotel in Boston, MA

A live webcast of the Wedbush Securities presentation can be accessed through the investor relations section of the Company's website at www.prothena.com. Following the live presentation, a replay of the webcast will be available on the Company's website for 90 days following the presentation date.

About Prothena

Prothena Corporation plc is a clinical stage biotechnology company focused on the discovery, development and commercialization of novel antibodies for the potential treatment of diseases that involve protein misfolding or cell adhesion. The Company focuses on therapeutic monoclonal antibodies directed specifically to disease-causing proteins and its antibody-based product candidates target a number of potential indications including AL and AA forms of amyloidosis (NEOD001), Parkinson’s disease and related synucleinopathies (PRX002) and novel cell adhesion targets involved in inflammatory diseases and cancers (PRX003).

For more information, please visit the Company’s website at www.prothena.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to, among other things, the conduct and timing of our planned Phase 2/3 study for NEOD001; our ability to advance each of our three lead programs to mid-to-late stages of development; the timing of sharing additional data from the ongoing Phase 1 clinical trial of NEOD001; the conduct and timing of initial indication(s), IND-enabling toxicology studies and preparative CMC activities, and Phase 1 clinical trial(s) for PRX003; our anticipated net cash burn from operating activities for 2014 and expected cash balance at the end of 2014; and our estimated net loss and non-cash share-based compensation expense for 2014. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “target,” “will” and similar terms and phrases, including references to assumptions. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors including, but not limited to the risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 7, 2014, and the “Risk Factors” section of our subsequent Quarterly Reports on Form 10-Q filed with the SEC. Prothena undertakes no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events or changes in Prothena's expectations.

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Collaboration revenue	$14,984	$—	$47,080	$—
Revenue—related party	137	167	275	338
Total revenue	15,121	167	47,355	338
Operating expenses:
Research and development	8,615	8,147	17,957	14,104
General and administrative	4,937	3,212	9,810	6,393
Total operating expenses	13,552	11,359	27,767	20,497
Income (loss) from operations	1,569	(11,192)	19,588	(20,159)
Other income, net	17	14	1	36
Income (loss) before income taxes	1,586	(11,178)	19,589	(20,123)
Provision for income taxes	296	124	447	130
Net income (loss)	$1,290	$(11,302)	$19,142	$(20,253)
Net income (loss) per share attributable to holders of ordinary shares
Basic	$0.06	$(0.64)	$0.87	$(1.15)
Diluted	$0.06	$(0.64)	$0.83	$(1.15)
Shares used to compute net income (loss) per share attributable to holders of ordinary shares
Basic	21,959	17,679	21,922	17,679
Diluted	22,898	17,679	22,927	17,679

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	June 30,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$303,851	$176,677
Other current assets	3,168	1,545
Total current assets	307,019	178,222
Property and equipment, net	3,340	3,372
Other non-current assets	1,326	816
Total assets	$311,685	$182,410
Liabilities and Shareholders’ Equity
Accrued research and development	5,730	1,542
Other current liabilities	5,581	5,864
Total current liabilities	11,311	7,406
Non-current liabilities:	1,955	1,734
Total liabilities	13,266	9,140
Total shareholders’ equity	298,419	173,270
Total liabilities and shareholders’ equity	$311,685	$182,410

Contact
Investors:  Tran Nguyen, CFO
650-837-8535, IR@prothena.com
Media:  Anita Kawatra
646-256-5116, anita.kawatra@prothena.com